April 17, 1996



Enzon, Inc.
20 Kingsbridge Road
Piscataway, NJ  08854

               Re:  Enzon, Inc.
                    REGISTRATION STATEMENT ON FORM S-3

Ladies and Gentlemen:

          You have requested our opinion with respect to the public offering and sale by certain selling stockholders (the "Selling Stockholders") of Enzon, Inc., a Delaware corporation (the "Company"), pursuant to a Registration Statement on Form S-3 (the "Registration Statement") of up to 6,120,344 shares of the Company's common stock, $.01 par value per share (the "Common Stock") of which (i) 1,361,557 shares (the "Outstanding Common Shares") are outstanding and held by one of the Selling Stockholders; (ii) up to an aggregate of 3,755,868 shares (the "Common Shares Underlying the Preferred Shares") are issuable upon conversion of 40,000 outstanding shares of the Company's Series B Convertible Preferred Stock, $.01 par value per share (the "Series B Preferred Shares") held by such Selling Stockholders and 20,000 shares of the Company's Series C Convertible Preferred Stock, $.01 par value per share (the "Series C Preferred Shares") held by one of the Selling Stockholders; (iii) 838,686 shares (the "Warrant Shares") are issuable upon exercise of an aggregate of 838,686 warrants (the "Warrants") held by the Selling Stockholders; and
(iv) up to 164,233 shares (the "Additional Shares") are additional shares which may be issued to the Selling Stockholders only upon the occurrence of certain triggering events set forth in the Registration Rights Agreements (as defined herein).

          In this connection, we have examined the Securities Purchase Agreement dated as of January 31, 1996 and entered into by and among the Company and the Selling Stockholders; the Securities Purchase Agreement dated as of March 15, 1996 and entered into between the Company and one of the Selling Stockholders; the Company's Certificate of Designations, Rights and Preferences of Series B Convertible Preferred Stock filed with the Secretary of State of the State of Delaware and the Company's Certificate of Designations, Rights and Preferences of Series C Convertible Preferred Stock filed with the Secretary of State of the State of Delaware (collectively, the Certificates of Designations"); the Registration Rights Agreement dated as of January 31, 1996 and entered into by and among the Company and the Selling Stockholders and the Registration Rights Agreement dated as of March 15, 1996 and entered into by and between the Company and one of the Selling Stockholders (collectively, the "Registration Rights Agreements"); the Warrants; the Company's Certificate of Incorporation, as amended; the Company's By-laws, as amended; records of applicable corporate proceedings of the Company; and such other documents as we have deemed necessary as a basis for the opinion herein expressed. With respect to such examination we have assumed the legal capacity to sign and the genuineness of all signatures appearing on all documents presented to us as originals, and the conformity to the originals of all documents presented to us as conformed or reproduced copies. With respect to factual matters relevant to such opinion, we have relied, without independent verification thereof, upon certificates of appropriate state and local officials and executive officers and responsible employees and agents of the Company.

          Based upon the foregoing, and in reliance thereon, and subject to the limitations and qualifications set forth herein, we are of the opinion that:

          1. The Outstanding Common Shares are legally and validly issued, fully paid, and non-assessable.

          2. When issued and paid for in accordance with the Warrants, the Warrant Shares will be legally and validly issued, fully paid and non-assessable shares.

          3. When issued upon conversion of each of the Series B Preferred Shares and the Series C Preferred Shares in accordance with the terms of each of their respective Certificates of Designations, the Common Shares Underlying the Preferred Shares will be legally and validly issued, fully paid and non-assessable.

          4. When issued in accordance with the terms of the Registration Rights Agreements, the Additional Shares will be legally and validly issued, fully paid and non-assessable.

          We consent to the use of our name in the Registration Statement and the related Prospectus under the caption "Legal Matters", and we consent to the filing of this opinion as an Exhibit to the Registration Statement.

                              Very truly yours,

                              /S/ROSS & HARDIES
                              ROSS & HARDIES